Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198222

Prospectus supplement To

Prospectus Dated September 28, 2016

CTI INDUSTRIES CORPORATION

Up to 152,850 Shares of Common Stock, no par value

This Prospectus Supplement supplements the prospectus dated September 28, 2016 and relates to the possible resale from time to time of up to 152,850 shares of issued and outstanding common stock of CTI Industries Corporation, no par value, by the Selling Stockholders named in this prospectus supplement. The Company will not receive any proceeds from the sale of shares offered by this prospectus supplement. Both before and after this resale, there will be 3,524,354 shares of common stock, no par value, outstanding.

We have agreed to bear all the expenses incurred in connection with the registration of these shares. The Selling Stockholders will pay or assume brokerage commissions and similar charges incurred for their sale of our common stock.

The Selling Stockholders identified in this prospectus supplement, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page S-13.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CTIB.” On August 26, 2016, the average price of our common stock on The NASDAQ Capital Market was $6.255 per share. As of that date, the aggregate market value of our outstanding common stock held by our non-affiliates was approximately $11,352,144. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-calendar month period that ends on, and includes, the date of this prospectus supplement.

Investing in the securities involves a high degree of risk. Before buying our securities, you should carefully consider the risks described under the caption “Risk Factors” beginning on page 6 of the prospectus, in the documents incorporated by reference into the prospectus and this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 20, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the terms “CTI,” “we,” “us” and “our” refer to CTI Industries Corporation and its consolidated subsidiaries, unless otherwise indicated.

This prospectus supplement is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained or incorporated by reference in the prospectus and this prospectus supplement. We have not authorized anyone to provide you with different information. The information contained or incorporated by reference in this prospectus supplement is accurate only as of the respective dates of such information, and you should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information.”

Unless otherwise indicated, information in this prospectus supplement concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and third-party publications as well as our own estimates and research. This prospectus supplement and the prospectus shall be referred to herein as the “prospectus.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for the purpose of invoking those safe harbor provisions. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements may include, among other things:

•	Statements and assumptions relating to financial performance;

•	Statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

•	Statements relating to our business and growth strategies; and

•	Any other statements, projections or assumptions that are not historical facts.

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as assumptions underlying the statements, including, among others, the following factors:

•	The strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	Market volatility;

•	Legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and impending regulations, securities and tax laws and regulations;

•	The effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”);

•	Inflation, interest rate, and monetary fluctuations;

•	Our ability to control operating costs and manufacturing expenses;

•	Our ability to retain key members of our senior management team;

•	The costs of potential litigation, including settlement and judgments;

•	The increased competitive pressures from competing companies;

•	The timely development of and acceptance of new products and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products;

•	Technological changes;

•	Electronic, cyber and physical security breaches;

•	Changes in consumer and business spending;

•	Adverse changes in securities markets;

•	The inability of key third-party providers to perform their obligations to us;

•	Changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	War or terrorist activities;

•	Other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and other risks described elsewhere herein or in the documents incorporated by reference herein and in our other filings with the SEC; and

•	Our success at managing the risks involved in the foregoing.

Some of these and other factors are discussed in the “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated by reference herein. The development of any or all of these factors could have an adverse impact on our financial position and results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or in the documents incorporated by reference herein might not occur, and you should not place undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page S-8, the information incorporated by reference in this prospectus and the information in any free writing prospectus that we have authorized for use in connection with this offering.

Our Company

We are a leading developer, manufacturer and supplier of innovative flexible film products. We have designed and developed and produce, market and sell three principal lines of products:

•	Novelty Products, principally balloons, including foil balloons, latex balloons and other inflatable toy items, as well as Candy Blossoms (small containers of arranged candy items, often including a small inflated balloon);
•	Flexible Containers and Film and Sealing Devices for home and consumer use to vacuum seal, store and preserve food and personal items; and
•	Flexible Films for food and other packaging and commercial applications.

We leverage our technology to design and develop proprietary products which we market and sell and which we develop for our customers. We have been engaged in the business of developing and producing flexible film products for over 37 years and have acquired significant technology and know-how in that time. We own or have license rights under, or have applied for, a number of patents and trademarks covering our business and products, including our balloon products, flexible containers and sealing devices.

We market and sell our foil and latex balloon products and related novelty items throughout the United States and in a number of other countries in North America, Latin America and Europe. We supply products directly to thousands of retail stores and chains and through distributors. Our balloons and novelty products are sold to consumers through a wide variety of retail outlets, including general merchandise, discount and drugstore chains, grocery chains, card and gift shops and party goods stores, as well as through florists and vendors.

Most of our foil balloons contain printed characters, designs and social expression messages, such as “Happy Birthday” and “Get Well” and other messages. For a number of our balloon designs, we obtain licenses for well-known characters and print those characters and messages on our balloons.

We produce flexible containers and rolls of film for use in flexible containers in a variety of applications, including (i) zippered pouches with valves for vacuum sealing of food and household products and (ii) pouches and rolls of film for use with vacuum sealing machines to vacuum seal, store and protect food and household items. We market and sell flexible containers and rolls of film for consumer storage uses through retail chains and outlets throughout the United States, and we provide flexible containers to others for resale. We also market and sell vacuum sealing machines for use with pouches and rolls for the vacuum storage of food and household products.

Business Strategies

Our principal business strategies include:

•	Focusing on our Core Assets and Expertise. Based on our developing, producing and selling of film products for 37 years, we can develop, manufacture, market and sell innovative products of high quality within our areas of knowledge and expertise. We plan to focus our efforts on our areas of expertise – film novelty products, consumer storage pouches and sealing devices, specialty film products, laminated films and printed films – to develop new products, to market and sell our products and to increase our revenues.

•	Maintain a Focus on Margin Levels and Cost Controls in Order to Establish and Maintain Profitability. We consistently monitor and evaluate our cost of goods sold and our selling, general and administrative expenses in order to establish and maintain profitability.

•	Develop New Products, Product Improvements and Technologies. We work to develop new products, to improve existing products and to develop new technologies within our core product areas in order to enhance our competitive position and increase our sales. We seek to leverage our technology to develop new and proprietary products.

•	Develop New Channels of Distribution. In order to increase sales, we look to develop new channels of distribution and new sales relationships both for existing and for new products.

•	Enhance our Productive Capacity. We invest in new plant and equipment when appropriate to expand the range and volume of products we produce.

Our Principal Offices and Website

CTI is an Illinois corporation. Our principal offices are located at 22160 N. Pepper Road, Lake Barrington, Illinois 60010 and our telephone number at that address is (847) 382-1000. Our website address is www.ctiindustries.com . Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

RISK FACTORS

An investment in our common stock involves a number of risks. Before deciding to invest in our common stock, you should carefully consider the risks described below and discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are incorporated by reference in this prospectus, together with the other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be adversely affected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

RISKS RELATED TO THIS OFFERING

Stockholders may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may be lower than the price paid by investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offerings at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share by investors in this offering.

Our common stock may be affected by limited trading volume and may fluctuate significantly, which may affect stockholders’ ability to sell shares of our common stock.

There has been a limited public market for our common stock and a more active trading market for our common stock may not develop. An absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These factors may negatively impact stockholders’ ability to sell shares of our common stock.

Our common stock may be affected by sales of short sellers, which may affect stockholders’ ability to sell shares of our common stock.

As stated above, our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations. These fluctuations could cause short sellers to enter the market from time to time. The market for our stock may not be stable or appreciate over time and which may negatively impact stockholders’ ability to sell shares of our common stock.

We may from time to time write off obsolete inventories resulting in higher expenses and consequently greater net losses.

As we sometimes produce product adorned with characters on a promotional schedule, over production of a certain character set could result in write-downs of our inventories. A change in ingredients or labeling requirements could also result in the obsolescence of certain inventory. Write-downs of this type could make it more difficult for us to achieve profitability.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expenses and significant management time and attention.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on trade secrets, proprietary know-how and technological advances, which we seek to protect through agreements with our collaborators, employees and consultants. These persons and entities could breach our agreements, for which we may not have adequate remedies. In addition, others could become aware of our trade secrets or proprietary know-how through independent discovery or otherwise. If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The Selling Stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any commissions and expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

Pursuant to the terms and conditions of the Registration Rights Agreement and Securities Purchase Agreement pursuant to which the common stock registered herein was privately sold to the Selling Stockholders, with such agreements being incorporated by reference to this prospectus as Exhibits to the Quarterly Report on Form 10-Q filed as of August 22, 2016 (see “Incorporation of Certain Information by Reference” below for more information), CTI has agreed to register 152,850 shares of common stock (the “Registrable Securities”) under the Securities Act. Accordingly, we filed an S-3, this prospectus supplement, and will file any other prospectus supplements required by the Securities Act, with respect to the resale of the Registrable Securities by the Selling Stockholders identified in this section. In addition, we agreed in the Registration Rights Agreement to use our best efforts to keep the registration statement effective until the earlier of (i) such time as all the Registrable Securities have been publicly sold, (ii) the date that all Registrable Securities become eligible to be sold pursuant to Rule 144, or (iii) July 29, 2017.

Subject to the restrictions described in this prospectus, the following Selling Stockholders may offer the Registrable Securities for resale from time to time. See “Plan of Distribution” below for more information.

Selling Stockholders Table

The table below presents information as of August 29, 2016 regarding the Selling Stockholders and the Registrable Securities, which the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

•	The number of shares of our common stock beneficially owned by each Selling Stockholder prior to the offering for resale of any of the shares of our common stock being registered;

•	The number of shares of our common stock that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

•	The number and percent of shares of our common stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of common stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our common stock prior to their assumed sale of the Registrable Securities.

None of the Selling Stockholders has held a position as an officer or director of the company, nor has any Selling Stockholder had any material relationship with us or any of our affiliates, with the exception of The Merrick Company, LLC and Schwan Leasing, LLC. The Merrick Company, LLC is an Illinois LLC wholly owned and managed solely by Stephen M. Merrick, President of CTI. Schwan Leasing, LLC is an Illinois LLC wholly owned and managed solely by John H. Schwan, Chief Executive Officer of CTI. Stephen Merrick and John Schwan have made all required filings in connection with this acquisition of Registrable Securities, including filings made pursuant to the Sections 13 and 16 of the Exchange Act.

The following table was prepared based on information supplied to us by the Selling Stockholders, as well as certain information known to us as of the date of this prospectus. In the case of The Merrick Company, LLC and Schwan Leasing, LLC, this table includes derivative securities exerciseable within 60 days, as calculated in the Definitive Proxy Statement filed by CTI on April 29, 2016 and attached to the prospectus dated September 28, 2016 as an Exhibit. Except as indicated below, the share amounts under the columns “Shares Beneficially Owned Before the Offering” and “Maximum Number of Shares Offered” consist of the Registrable Securities, and the share amounts under the columns “Shares Beneficially Owned After the Offering” assume all of the offered shares are sold pursuant to this registration statement. The table does not include any warrants held by the Selling Stockholders as a result of the Securities Purchase Agreement. See “Plan of Distribution” for more information on the warrants.

	Shares Beneficially Owned Prior to Offering**			Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering**
Name of Selling Security Holder(1)	Number		Percent
The Armand E. Brachman Revocable Trust	33,334		*	33,334	0		*
NFS/NMTC FBO Michael Flood IRA/Keogh	3,000		*	3,000	0		*
NFS/FMTC FBO Jennifer Berg IRA/Keogh	2,000		*	2,000	0		*
The Joseph C. Berg Revocable Trust	2,000		*	2,000	0		*
Jon Eickstead	5,000	(2)	*	2,500	0		*
NFS/FMTC FBO Jon Eickstead IRA/Keogh	2,500		*	2,500	0		*
NFS/FMTC FBO Kevin Berg IRA/Keogh	2,000		*	2,000	0		*
Michael Salmen	8,000	(3)	*	4,000	0		*
NFS/FMTC FBO Michael Salmen IRA/Koegh	4,000		*	4,000	0		*
NFS/FMTC FBO Mitchell Berg Roth IRA/Keogh	5,000		*	5,000	0		*
NFS/FMTC FBO Patrick Noble IRA/Keogh	1,850		*	1,850	0		*
Stephen R. Dahl	2,000		*	2,000	0		*
Steve R. Kellogg	4,000		*	4,000	0		*
NFS/FMTC FBO T. Jay Salmen Roth IRA/Keogh	7,000		*	7,000	0		*
NFS/FMTC FBO Theodore Harlan IRA/Keogh	3,000		*	3,000	0		*
NFS/FMTC FBO Theresa Eickstead IRA/Keogh	1,000		*	1,000	0		*
Michael W. Noble and Michelle W. Noble (as tenants-by-the-entirety)	7,000		*	7,000	0		*
The Merrick Company, LLC(4)	826,800		23.46%	33,333	793,467	(6)	22.51%
Schwan Leasing, LLC(5)	822,716		23.34%	33,333	789,383	(6)	22.4%

*	Less than 1%

**	Beneficial ownership assumes the exercise of all derivative securities exerciseable within 60 days of this registration statement held by the Selling Stockholder. For clarity, this does not include any warrants offered pursuant to the Securities Purchase Agreement.

(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplement from time to time, if required.

(2)	Due to Mr. Eickstead’s status as beneficiary of the Jon Eickstead IRA, shares beneficially owned prior to, and after, this offering include shares held by the Jon Eickstead IRA.

(3)	Due to Mr. Salmen’s status as beneficiary of the Michael Salmen IRA, shares beneficially owned prior to, and after, this offering include shares held by the Michael Salmen IRA.

(4)	Stephen M. Merrick has voting and investment control over these securities. Shares listed include all shares beneficially owned by Stephen M. Merrick, including derivative securities exerciseable within 60 days of this registration statement.

(5)	John H. Schwan has voting and investment control over these securities. Shares listed include all shares beneficially owned by John H. Schwan, including derivative securities exerciseable within 60 days of this registration statement.

(6)	This number is based on the information in the Definitive Proxy Statement filed by CTI on April 29, 2016.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the Selling Stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The Selling Stockholders also hold up to seventy-six thousand four hundred twenty-five (76,425) warrants as part of the private placement of the common stock being registered herein, exercisable between six (6) months and three (3) years from the date of issuance at a price of $7.00. These warrants are not covered by this registration statement and are not yet registered. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

DESCRIPTION OF SECURITIES

General

CTI’s authorized capital consists of Five Million (5,000,000) shares of common stock, no par value per share, and Two Million (2,000,000) shares of preferred stock, no par value per share. In this offering, Selling Stockholders plan to sell up to One Hundred Fifty-Two Thousand Eight Hundred Fifty (152,850) shares of common stock, no par value per share. As of September 28, 2016, there were 3,524,354 shares of common stock, and zero (0) shares of preferred stock, issued and outstanding. Set forth below is a description of certain provisions relating to CTI’s capital stock.

Common Stock

Holders of common stock share equally, on a per share basis, in all dividends declared by the Company and participate equally in the proceeds of dissolution of the Company, on a per share basis. The common stock does not possess cumulative voting rights or preemptive rights.

Preferred Stock

The preferred stock, which is commonly known as “blank check preferred”, may be issued by the Board with rights, designations, preferences and other terms, as may be determined by the Board in its sole discretion at the time of issuance.

Limitation of Liability: Indemnification

Our Restated Articles of Incorporation includes an indemnification section under which we have agreed to indemnify directors and officers of CTI from and against certain claims arising from or related to future acts or omissions as a director or officer of CTI. For example, the Company shall have power to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by the reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Furthermore, the Company shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense of and in a manner he reasonably believes to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter he reasonably believes to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable or guilty of negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in the by-laws. Such expenses incurred by other employees or agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Any indemnification under the above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the paragraphs above. Such determination shall be made by a majority of disinterested directors, by a committee designated by disinterested directors, by independent legal counsel in a written opinion, or by the stockholders.

The indemnification provided above shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions set forth above.

Transfer Agent

The transfer agent for CTI common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.

Authorized And Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CTI that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the Board. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price. In August, 2014, 700,000 shares of our common stock were registered through a shelf offering under an S-3 registration statement. No shares have been sold under that offering. The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company’s management.

LEGAL OPINION

The validity of the issuance of securities to be sold hereunder will be passed upon for us by Vanasco Genelly & Miller, Chicago, Illinois.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedules appearing therein), have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents that we file with the SEC into the registration statement of which this prospectus is a part. This means that we can disclose important information to you by referring you to those documents, and the information in those documents is considered part of this prospectus. As a result, the information in this prospectus is not complete and you should read the information incorporated by reference for more detail.

We incorporate by reference the documents listed below (other than information contained in such filings that is deemed “furnished” in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form), as well as any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the initial filing date of the registration statement of which this prospectus is a part and (2) after the date of this prospectus until the termination of this offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including Exhibits thereto, filed on March 30, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, including Exhibits thereto, filed as of May 13, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, including Exhibits thereto, filed as of August 22, 2016;

•	Definitive Proxy Statement filed on Form 14A on April 29, 2016;

•	Current Reports on Form 8-K filed on March 23, 2016, May 12, 2016, May 13, 2016, August 4, 2016, August 11, 2016 and August 22, 2016; and

•	All of our filings under the Securities and Exchange Act of 1934 after the date of filing our initial registration statement and prior to the effectiveness of the current registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

CTI Industries Corporation

22160 N. Pepper Road

Lake Barrington, Illinois 60010

Attention: Stephen M. Merrick, President

(847) 382-1000

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purpose of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT CTI

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our web address is www.ctiindustries.com.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address or telephone number:

CTI Industries Corporation

22160 N. Pepper Road

Lake Barrington, Illinois 60010

(847) 382-1000

This prospectus is part of the registration statement and does not contain all the information included in the registration statement and all its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all its exhibits and schedules which we have filed with the SEC, at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or emailing the SEC at publicinfo@sec.gov. The SEC maintains a website that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is www.sec.gov.

CTI INDUSTRIES CORPORATION

152,850 Shares of Common Stock

PROSPECTUS SUPPLEMENT

October 20, 2016